RESULTS OF ANNUAL MEETING OF STOCKHOLDERS (UNAUDITED)

On April 19, 2001, the Annual Meeting of Stockholders of The
Cornerstone Strategic Return Fund, Inc. (the "Fund") was held and the following matters were voted upon:


(1) To elect one Class I Director until the year 2004 Annual
Meeting, two Class II Directors until the year 2002 Annual
Meeting.

Name of Class I Director

For
Abstain
Thomas H. Lenagh.....

3,734,340
565,612

Name of Class II Directors

For
Abstain
Ralph W.  Bradshaw.......

3,724,432
575,520
Scott B. Rogers...

3,734,390
565,562

(2) To approve a new investment management agreement between Cornerstone Advisors, Inc. and the Fund.

For
Against
Abstain
3,699,127
579,130
21,695


(3) To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2001.

For
Against
Abstain
3,932,936
340,416
26,600